FUND ADMINISTRATION SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of this 15th day of  November, 2007, by and between WINTERGREEN FUND, INC., a Maryland corporation, (the “Company” or “Fund”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

WHEREAS, the Company is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, USBFS is, among other things, in the business of providing fund administration services for the benefit of its customers; and

WHEREAS, the Company desires to retain USBFS to provide fund administration services ..

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBFS as Administrator

The Company hereby appoints USBFS as administrator of the Company on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.  The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.

2.	Services and Duties of USBFS

USBFS shall provide the following administration services to the Fund:

A.	General Fund Management:
(1)	Act as liaison among Fund service providers.

(2)	Supply:
a.	Corporate secretarial services.
b.	Office facilities (which may be in USBFS’s, or an affiliate’s, own offices).
c.	Non-investment-related statistical and research data as needed.

(3)
Coordinate the Company’s board of directors (the “Board of Directors” or the “Directors”) communications (including all ordinary and extraordinary meetings of the Board, the Board Committees, and Shareholder meetings the “Meetings”), such as:

a.	Prepare the board meeting materials, including but not limited to agendas and resolutions, with the assistance of Fund counsel, Fund’s Chief Compliance Officer, Company and other service providers.
b.	Maintain a calendar of scheduled meetings.
c.	Prepare reports for the Board of Directors based on financial and administrative data, or other reports as requested by the Directors, and as agreed upon by USBFS.
d.	Evaluate independent auditor.
e.	Monitor fidelity bond and director and officer liability coverage, and make the necessary Securities and Exchange Commission (the “SEC”) filings relating thereto.
f.	Take and prepare minutes of meetings of the Board of Directors, Fund shareholders and other Meetings of any committees of the Board.
g.	Recommend dividend declarations to the Board of Directors and prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to shareholders.
h.	Attend Board of Directors meetings or committee meetings and present materials for Director’s review at such meetings.
i.	Provide officers for the Fund.

(4)	Audits:
a.	Prepare appropriate schedules and assist independent auditors.
b.	Provide information to the SEC and facilitate audit process.
c.	Provide office facilities.

(5)	Assist in overall operations of the Fund, including providing consultation regarding new product (fund/classes) structures and design.
(6)	Pay Fund expenses upon written authorization from the Company.
(7)
Maintain the Company’s governing documents, including its charter, bylaws, policies, procedures, lists of authorized persons and minute books. The Fund agrees to deliver any such documents upon conversion.

(8)	USBFS shall maintain all records of the Company related to its services under this Agreement as required pursuant to the 1940 Act.
(9)	Maintain CUSIP. Ticker, news media and tax identification number listing, along with SEC/Edgar logins and passwords (as requested by Company)
(10)	Calculate the SEC Yield
(11)	Prepare and monitor mark-to-market of collateral for derivative products, including but not limited to short sales, options, and other commitment obligations.
(12)	Prepare monthly trial balance.

B.	Compliance:
(1)	Regulatory Compliance:
a.	Monitor compliance with the 1940 Act requirements, including:
(i)	Asset diversification tests.
(ii)	Total return and SEC yield calculations.
(iii)	Maintenance of books and records under Rule 31a-3.
(iv)	USBFS Code of ethics requirements under Rule 17j-1 for the disinterested Directors.

b.	Monitor Fund's compliance with the policies and investment limitations as set forth in its prospectus (the “Prospectus”) and statement of additional information (the “SAI”).

c.
Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Company in connection with any certification required of the Company pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, provided the same shall not be deemed to change USBFS’s standard of care as set forth herein.

d.	Monitor applicable regulatory and operational service issues, and update Board of Directors periodically.

e.	Assist Company with examinations of the Company by the SEC or other regulatory authority.

f.	Provide monthly compliance reports.

g.	Assist the Fund’s CCO and Investment Adviser with regulatory matters.

h.	Prepare and/or distribute Director/Officer questionnaires annually or on a more frequent basis as requested by the Company.

i.	Monitor all compliance rules on a daily basis and advise Company and Company’s CCO of any violations or near violations. Company and USBFS agree to establish tolerance levels for “near-violations.”

j.	Prepare and distribute the Company’s compliance matrix for review.

k.	Monitor compliance with code of ethics for disinterested board members.

l.	Coordinate evaluation of service providers.

(2)	Blue Sky Compliance:
a.
Prepare and file, after Company review and approval, with the appropriate state securities authorities any and all required compliance filings relating to the qualification of the securities of the Fund so as to enable the Fund to make a continuous offering of its shares in all states.

b.	Monitor status and maintain registrations in each state and advise Fund distributor as soon as possible regarding changes in Fund blue sky status.
c.	Provide updates regarding material developments in state securities regulation.
d.	Provide quarterly reporting (or as requested) as to the status of registrations in each state, percentage of permits used and anticipated upcoming registrations or renewals.

(3)	SEC Registration and Reporting:
a.
Update the Prospectus and SAI and preparation of proxy statements as needed, with the assistance of Fund Counsel, CCO and Company. Schedules for the completion of these items will be prepared by USBFS and presented to Company for approval.

b.
Prepare and file annual and semiannual shareholder reports, Form N-SAR, Form N-CSR, and Form N-Q filings and Rule 24f-2 notices.  As requested by the Company, prepare and file Form N-PX filings. Prepare N-1A update.  Any regulatory filing must be approved in writing by Company. Schedules for the completion of these items will be prepared by USBFS and presented to Company for approval.

c.	Coordinate the printing, filing and mailing of Prospectuses and shareholder reports, and amendments and supplements thereto.
d.	File fidelity bond under Rule 17g-1 after Company approval and within 10 days of receipt of bond from insurance provider.
e.	Monitor sales of Fund shares and ensure that such shares are properly registered or qualified, as applicable, with the SEC.
f.	Assist Fund counsel in preparing SEC exemptive orders and No- Action request letters
g.	Coordinate mailings and provide at least 2 printing quotes as the request of the Company.

(4)	IRS Compliance:
a.	Monitor the Company’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation, review of the following:
(i)	Asset diversification requirements.
(ii)	Qualifying income requirements.
(iii)	Distribution requirements.

b.	Calculate required distributions (including excise tax distributions).
c.	Provide IRS Compliance reporting to Company quarterly. Reporting may occur more frequently as agreed upon by Company and USBFS.

C.	Financial Reporting:
(1)	Provide financial data required by the Prospectus and SAI.
(2)	Prepare financial reports for officers, shareholders, tax authorities, performance reporting companies, the Board of Directors, the SEC, and independent accountants.
(3)
Supervise the Fund’s custodian and fund accountants in the maintenance of the Fund’s general ledger and in the preparation of the Fund’s financial statements, including oversight of expense accruals and payments, the determination of net asset value and the declaration and payment of dividends and other distributions to shareholders.

(4)	Compute the yield, total return, expense ratio and portfolio turnover rate of each class of the Fund.
(5)	Monitor the expense accruals and provide quarterly worksheets to Company’s management along with any proposed adjustments for review and approval.
(6)	Prepare monthly financial statements, which include, without limitation, the following items:
a.	Schedule of Investments.
b.	Statement of Assets and Liabilities.
c.	Statement of Operations.
d.	Statement of Changes in Net Assets.
e.	Cash Statement.
f.	Schedule of Capital Gains and Losses.
(7)	Prepare monthly broker security transaction summaries.
(8)	Provide monthly Fund Performance calculations (including benchmark data)
(9)	Prepare monthly fact sheets
(10)	Report Fund data to rating agencies and RIC survey companies, after approval by Company.
(11)	Notify the Company of estimated periodic distributions of earnings to shareholders 5 days prior to the distribution being paid.
(12)	Produce financials using GAAP and the SEC’s Regulations S-X.

(13)	Provide data to the relevant service providers to update the registration statement of the Company, and prepare the Company’s tax return and financial statements.

D.	Tax Reporting:
(1)
Prepare and file on a timely basis appropriate federal and state tax returns including, without limitation, Forms 1120/8613, with any necessary schedules, updates or amendments, after coordination and approval of Company and Fund’s Tax Auditors.

(2)	Prepare state income breakdowns where relevant.
(3)	File Form 1099 for payments to disinterested Directors and other service providers.
(4)	Monitor wash sale losses.
(5)	Calculate eligible dividend income for corporate shareholders.
(6)	Provide PFIC Analysis as requested by Company
(7)	Calculate required distributions to maintain the qualification of the Fund as a regulated investment company under the Internal Revenue Code of 1986, as amended (the “Code”)
(8)	Calculate and report to the Company tax compliance and related data
(9)	Prepare financial statement tax provisions
(10)
Calculate income distributions for Funds that declare income distributions more often than annually but not daily and calculate capital gain distributions (in addition to the typical calendar year end capital gain distributions)

(11)	Prepare, and subject to approval by the Company, distribute to appropriate parties notices announcing the declaration of distributions of shareholders
(12)	Prepare and distribute the Excise Tax
(13)	Tax personnel will be available for questions as requested.

3.	Compensation

USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit A hereto (as amended from time to time).  USBFS shall also be compensated for such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by USBFS in performing its duties hereunder.  The Company shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute.  The Company shall notify USBFS in writing within 30 calendar days following receipt of each invoice if the Company is disputing any amounts in good faith. The Company shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid.  With the exception of any fee or expense the Company is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Company to USBFS shall only be paid out of the assets and property of the particular Fund involved.

4.	Representations and Warranties

A.	The Company hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by the Company in accordance with all requisite action and constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

B.	USBFS hereby represents and warrants to the Company, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)
It (i) has compliance policies and procedures reasonably designed to ensure compliance with the Federal Securities laws as that term is defined in Rule 38a-1 under the 1940 Act, (ii) will upon request, provide reports and certifications in a mutually agreed upon form to the Company’s Chief Compliance Officer regarding the foregoing, and (iii) will maintain appropriate records in accordance with Rule 38a-1;

(4)	To the extent it has access to the Company’s portfolio holdings prior to their public dissemination, it will comply with the Company’s portfolio holdings disclosure policy;

(5)
It will maintain a disaster recovery and business continuity plan and adequate and reliable computer and other telecommunications equipment as are required by regulations applicable to USBFS and as are necessary and appropriate for USBFS to carry out its obligations under this Agreement and, upon the Company’s reasonable request, will provide supplemental information concerning the aspects of USBFS’ disaster recovery and business continuity plan that are relevant to the services provided by USBFS hereunder;

(6)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

5.	Standard of Care; Indemnification; Limitation of Liability

A.
USBFS shall exercise reasonable care in the performance of its duties under this Agreement.  USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’s control, except a loss arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.  Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Company shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Company, as approved by the Board of Directors of the Company, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of the Company, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “USBFS” shall include USBFS’s directors, officers and employees.

USBFS shall indemnify and hold the Company harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Company may sustain or incur or that may be asserted against the Company by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’s refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “Company” shall include the Company’s directors, officers and employees.

Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps, which may include but not be limited to execution of its business continuity plan, to (i) minimize service interruptions for any period that such interruption continues, and (ii) make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS. USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available.  Representatives of the Company shall be entitled to inspect USBFS’s premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS.  Moreover, USBFS shall provide the Company, at such times as the Company may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

B.
In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification.  In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section.  The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 5 shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If USBFS is acting in another capacity for the Company pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

6.	Data Necessary to Perform Services

The Company or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

7.	Proprietary and Confidential Information

USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Company, all records and other information relative to the Company and prior, present, or potential shareholders of the Company (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Company.  Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from the Company or its agent, shall not be subject to this paragraph.

Further, USBFS will adhere to the privacy policies adopted by the Company pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time.  In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Company and its shareholders.

8.	Records

USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Company, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder.  USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Company and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Company or its designee on and in accordance with its request.

9.	Compliance with Laws

The Company has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the 1940 Act, the Code, the SOX Act, the USA Patriot Act of 2002 and the policies and limitations of the Fund relating to its portfolio investments as set forth in its Prospectus and SAI.  USBFS’s services hereunder shall not relieve the Company of its responsibilities for assuring such compliance or the Board of Directors’ oversight responsibility with respect thereto.

USBFS shall promptly inform the CCO regarding (i) any violation of law applicable to the operations of the Company by the Company, USBFS or the Company’s other service providers as defined under Rule 38a-1 of the 1940 Act (“Service Providers”) and of which USBFS becomes aware by virtue of performing the Services; (ii) any violations of the policies and procedures established by the Company, USBFS or other Service Provides pursuant to Rule 38a-1 under the 1940 Act of which it becomes aware by virtue of performing the Services; and (iii) any changes to USBFS’ compliance policies and procedures established in connection with Rule 38a-1 under the 1940 Act. USBFS shall also provide the CCO with certain reports/information or certifications as mutually agreed upon between USBFS and the CCO, and shall provide such additional information regarding USBFS and its policies and procedures established pursuant to Rule 38a-1 under the 1940 Act as may reasonably be requested by the Company, the CCO and the Company’s independent auditors.

10.	Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect for a period of one (1) year. Subsequent to the initial one-year term, this Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Company, and authorized or approved by the Board of Directors.

11.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBFS’s duties or responsibilities hereunder is designated by the Company by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Company, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Company (if such form differs from the form in which USBFS has maintained the same, the Company shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’s personnel in the establishment of books, records, and other data by such successor.  If no such successor is designated, then such books, records and other data shall be returned to the Company.

12.	Early Termination

In the absence of any material breach of this Agreement, should the Company elect to terminate this Agreement prior to the end of the term, the Company agrees to pay the following fees:

a.	all monthly fees through the term of the contract, including the rebate of any negotiated discounts;
b.	all fees associated with converting services to successor service provider;
c.	all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;
d.	all out-of-pocket costs associated with a-c above.

13.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Company without the written consent of USBFS, or by USBFS without the written consent of the Company accompanied by the authorization or approval of the Company’s Board of Directors. For the avoidance of doubt, upon the merger or sale of substantially all of the assets or equity of USBFS, the Company shall have the option to terminate this Agreement.

14.           Governing Law

This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles.  To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

15.           No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

16.           Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

17.           Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

18.           Legal-Related Services

Nothing in this Agreement shall be deemed to appoint USBFS and its officers, directors and employees as the Fund attorneys, form attorney-client relationships or require the provision of legal advice.  The Fund acknowledges that in-house USBFS attorneys exclusively represent USBFS and rely on outside counsel retained by the Fund to review all services provided by in-house USBFS attorneys and to provide independent judgment on the Fund’s behalf.  Because no attorney-client relationship exists between in-house USBFS attorneys and the Fund, any information provided to USBFS attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances.  USBFS represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.

19.           Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC
615 East Michigan Street
Milwaukee, WI 53202

and notice to the Company shall be sent to:

Wintergreen Fund, Inc.
c/o Wintergreen Advisers, LLC
333 Rt. 46, Suite 204
Mountain Lakes, NJ 07046
Attn: Steven Graff

20.           Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

WINTERGREEN FUND, INC.	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Elizabeth Cohernour	By: /s/ Michael R. McVoy

Name: Elizabeth Cohernour	Name: Michael R. McVoy

Title: Executive Vice President	Title: Executive Vice President

Exhibit A
to the
Fund Administration Servicing Agreement – Wintergreen Fund, Inc.

ANNUAL FEE SCHEDULE at October, 2007 *Fees are locked in for the first two (2) years of the contract
Fund Administration
Global Equity & Fixed Income Funds
Annual fee based upon assets per Fund Complex*
 [__] basis points on the first $700 million
 [__] basis point on the balance above $700 million

Includes: Monthly fund performance reporting and AIS reporting

Plus out-of-pocket expenses, including but not limited to:
 Postage, Stationery
 Programming, Special Reports
 Proxies, Insurance
 EDGAR filing
 Retention of records
 Federal and state regulatory filing fees (Blue Sky)
 Certain insurance premiums applicable to the Fund
 Expenses from board of directors meetings
 Auditing and legal expenses applicable to the Fund
 Blue Sky conversion expenses (if necessary)

Fees are billed monthly

* Subject to CPI increase, Milwaukee MSA.

Fund Accounting
Global Equity & Fixed Income Funds
Annual fee based upon assets per Fund Complex
 [__] basis points on the first $700 million
 [__] basis points on the balance above $700 million

 Pricing, corporate actions, and factor services (these fees are considered Out-of-pocket expenses):

●   $[__]  Domestic and Canadian Equities
●   $[__]  Options
●   $[__]  Corp/Gov/Agency Bonds
●   $[__]  CMO's
●   $[__]  International Equities and Bonds
●   $[__]  Municipal Bonds
●   $[__]  Money Market Instruments
●   $[__] /fund/month - Mutual Fund Pricing
●   $[__] /Foreign equity Security/Month Corporate Actions
●   $[__] /month Manual Security Pricing (>10/day)
●   Factor Services (BondBuyer)
     ●   ${__] /CMO/month
     ●   $[__]  /Mortgage Backed/month
Fair Value Services (FT Interactive)
     $[__] on the first 100 securities per day
     $[__] on the balance of securities per day

1